Exhibit 10.1

RETENTION AND TRANSITION AGREEMENT

This is a Retention and Transition Agreement (“Agreement”) between Jonathan J. Judge (“Executive”) and First Data Corporation (“FDC”) and First Data Holdings, Inc. (FDC and First Data Holdings, Inc. are individually and collectively referred to as the “Company” in this Agreement).  Executive serves as the Chief Executive Officer of the Company pursuant to his Employment Agreement executed in connection with his commencement of employment with the Company effective as of October 1, 2010, which is attached hereto as Exhibit A (“Employment Agreement”).  Executive has informed the Company that he intends to terminate his employment voluntarily due to health considerations, which termination Executive would have otherwise affected promptly absent the provisions of this Agreement.  To secure Executive’s continued employment and his assistance in finding a suitable successor and transitioning his duties to such successor, the Company and Executive have agreed to the terms and conditions set out in this Agreement.

Executive’s resignation will become effective as of the earliest of (i) the date on which the Company notifies Executive that his services are no longer required with respect to transitioning his duties, (ii) March 31, 2013, or (iii) such later date to which the parties agree (“Resignation Date”).  It is agreed by the parties that the cessation of Executive’s services on the Resignation Date pursuant to the terms hereunder will not constitute termination of employment without Cause or for Good Reason under his Employment Agreement nor will it constitute a nonrenewal of his Employment Agreement by the Company.  Accordingly, Executive agrees that he is not otherwise entitled to any of the payments or benefits provided thereunder in connection with matters covered by this Agreement.  In the event of the occurrence of an event that entitles Executive to payments or benefits pursuant to Section 9 of his Employment Agreement before the Resignation Date, Executive shall be entitled to the payments and benefits under the Employment Agreement rather than to any payment or benefit under this Agreement, and this Agreement shall terminate.

1.                                      Payments and Benefits.  In consideration for Executive’s execution of this Agreement, but subject to the terms of this Agreement, the Company agrees to provide to Executive the following payments and benefits:

(a)               Executive will receive payments totaling $312,500.00 per month, less tax withholding and other legally allowed deductions, paid in accordance with the Company’s regular payroll practices, for a period of twenty four (24) months, commencing on the sixtieth (60th) day following his Resignation Date (“Resignation Payment Period”), provided that (i) on the Resignation Date (or within five (5) days thereafter) Executive executes and returns to the Company a complete release covering the period commencing on the date Executive executes this Agreement and ending on the Resignation Date in the form set forth in Exhibit B, which is incorporated herein by reference (the Resignation Date Release) and (ii) Executive does not revoke said release with respect to claims under the Age Discrimination in Employment Act of 1967, as amended within the seven-day period following its execution.  The total amount of payments made under this paragraph shall be $7,500,000.00 (“Resignation Payments”).  Executive’s receipt of the Resignation Payments is also conditioned upon him using his best efforts, through the Resignation Date, to assist the Company in securing a suitable successor to his position and providing the services necessary to affect a smooth and efficient transition of his duties to his successor, all as determined in the Company’s sole discretion.

(b)               Following his Resignation Date, Executive will receive continuation of health insurance coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”).  The cost of such coverage will be borne by the Company in a manner that does not adversely affect its medical plan or otherwise result in adverse tax consequences determined in its sole discretion.  Thereafter, the Company shall  provide Executive health insurance coverage that is reasonably comparable to the coverage provided under its medical plan at such time, under an insurance policy issued by the insurer who then administers or provides the benefits under the Company’s medical plan until he attains age 65, to the extent that the Company determines in its reasonable judgment that maintaining such a plan or insurance policy would not adversely affect its medical plan or the benefits paid thereunder or would result in penalties under Public Health Service Act section 2716 or related provisions of the Internal Revenue Code (“Code”) or the Employee Retirement Income Security Act. The foregoing payments and benefits will be provided in a manner exempt from or consistent with Code Section 409A, and to the extent such payments are taxable to Executive, Executive shall be grossed up accordingly.  Executive’s right to the foregoing payments and benefits shall terminate as of the date on which reasonably comparable health insurance is made available to Executive by a subsequent employer, including the Company, or through the employment of his spouse, if any.  Continued coverage under COBRA will be subject to the terms of the relevant welfare plans and in accordance with the Company’s policies applicable to similarly situated employees, as amended from time to time.  Executive will not be eligible to continue active participation in any other Company benefit plan or program, including but not limited to long-term incentive compensation, 401(k), or any other plan.  Details about specific plan coverages will be provided separately.

(c)                Executive will receive treatment of his equity holdings as described in Exhibit C and subject to paragraph 5.  The treatment with respect to Executive’s equity holdings pursuant to Exhibit C that is more favorable than the treatment to which he would otherwise have been entitled under the Management Stockholder’s Agreement, Incentive Plan for Key Employees of First Data Corporation, Sale Participation Agreement and Stock Option Agreement shall be known as the “Equity Treatment.”

(d)               In the event of Executive’s death during the Resignation Payment Period, the remaining Resignation Payments will be paid to Executive’s estate, and the Equity Treatment will remain intact.  In the event of Executive’s death or Disability (as defined in the Employment Agreement) before the Resignation Date, Executive shall be entitled to the payments and benefits under the Employment Agreement rather than to any payment or benefit under this Agreement, and this Agreement shall terminate.

2.                                      Complete Release.  In consideration of those payments and benefits listed above which are payable only under this Agreement, Executive agrees to and does knowingly and voluntarily release and discharge the Released Parties (defined in next paragraph) from any and all claims, causes of action and demands of any kind, whether known, or unknown, asserted or unasserted, which Executive has, ever has had, or ever in the future may have and which are based on acts or omissions occurring up to and including the date of this Agreement.  Included in the release set forth in the preceding sentence, without limiting its scope, are: (i) claims for attorney’s fees, costs or expenses; (ii) whistleblower and retaliation claims; (iii) claims for discrimination and/or harassment based on sex, age, race, religion, color, creed, disability, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by federal, state, or local discrimination law such as Title VII of the Civil Rights Act of 1964, and the Age Discrimination in Employment Act of 1967, each as amended; (iv) claims for unpaid or withheld wages, severance, benefits, bonuses, incentive and/or other compensation of any kind; as well as (v) claims arising under any other federal, state or local employment or labor laws (e.g. Employee Retirement Income Security Act of 1974, wage and hour laws, etc.), and/or under contract or tort and which are related to or arising from Executive’s employment with the Company or the termination of that employment.  This release does not extend to (A) those rights which as a matter of law cannot be waived; (B) claims, causes of action or demands of any kind that may arise after the date this Agreement is executed and that are based on acts or omissions occurring after such date; or (C) claims for indemnification or contribution under any operative documents of the Company or its Affiliates, or claims for coverage under any D&O policy applicable to Executive.

For purposes of this Agreement, “Released Parties” means the Company, its subsidiaries and Affiliates, their agents, executives, directors, officers, employees and their predecessors and successors and the subsidiaries, Affiliates, agents, executives, directors, officers and employees of such predecessors and successors.  “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, owns or controls, is owned or is controlled by, or is under common ownership or control with, another Person.  As used in this paragraph, “control” means the power to direct the management or affairs of a Person, and “ownership” means the beneficial ownership of at least 5% of the voting securities of the Person.  The Company will be deemed to control any settlement network in which it has any equity ownership.  As used in this paragraph, “Person” means any corporation, limited or general partnership, limited liability company, joint venture, association, organization or other entity.

3.                                      Return of Company Property.  On or before the Resignation Date, Executive will resign from all titles and positions with the Company, and return to the Company all property within his possession belonging to:  (i) the Company, its subsidiaries or Affiliates; (ii) any customers of the Company or such subsidiaries or Affiliates; or (iii) any entity with whom the Company, its subsidiaries or Affiliates has entered into a confidentiality agreement.  Executive will not at any time, now or thereafter, retain any copies, duplicates, reproductions or excerpts of such property.

4.                                      Restrictive Covenant Agreement.  Executive agrees that he continues to be bound by the restrictive covenants set forth in Sections 12-16 of the Employment Agreement and Section 23 of the Management Stockholder’s Agreement, which is incorporated herein by reference.  Executive also agrees that he remains bound by any other restrictive covenant agreement he has signed while employed by the Company.

5.                                      Commencing Another Position.  If Executive obtains employment (i) with the Company or its subsidiaries or Affiliates, any and all further payments or benefits under this

Agreement, including but not limited to the Equity Treatment, will cease as of the date of such employment; (ii) with a competing entity, any and all further payments and benefits under this Agreement, including but not limited to the Equity Treatment, will cease as of the date of such employment; and (iii) under any other circumstances, the Company Board of Directors will have the discretion to terminate the payments and benefits under this Agreement, provided that the Executive will retain his rights to the benefits under 1(b) to the extent reasonably comparable health insurance is not made available to Executive by such subsequent employer.  Nothing in this paragraph 5 shall limit the application of all other conditions and restrictions in this Agreement with respect to Executive’s right to the payments and benefits hereunder, including but not limited to the provisions of paragraph 11.  It is Executive’s obligation to immediately advise the Company of any subsequent employment and provide all information reasonably requested by the Company to determine the treatment of the payment and benefits hereunder.  The Executive will reimburse the Company for any payments or benefits provided on or after the date of Executive’s subsequent employment that are to be forfeited pursuant to this paragraph.

6.                                      Cooperation.  Executive agrees to cooperate fully with the Company, its financial and legal advisors, and/or government officials in any claims, investigations, administrative proceedings, lawsuits, and other legal or business matters, as reasonably requested by the Company.  To the extent that it is consistent with the Company’s by-laws, certificate of incorporation and applicable laws, the Company will engage on its own behalf to represent Executive with legal counsel of its choosing if necessary in connection with such cooperation.  If for any reason the Company determines that a conflict of interest may exist between Executive and the Company, the Company may require Executive to obtain separate counsel.  The Company will reimburse (to the extent such reimbursement is permitted by the Company’s by-laws, certificate of incorporation and applicable laws) Executive for documented, reasonable and necessary out-of-pocket travel expenses and legal fees as are required and which he incurs in complying with his obligations under this paragraph.

7.                                      Confidentiality, Non-Disclosure and Non-Disparagement.  Executive agrees to maintain the terms and conditions of this Agreement in the strictest confidence and agrees not to disclose any of the terms of this Agreement unless and to the extent such disclosure is made in the public filings of the Company, is required by law, or is required to secure advice from a legal or tax advisor or outplacement provider.  This obligation extends to Executive’s agents, including all tax advisors, who Executive must duly notify of the confidential nature of the content of this Agreement and of their confidentiality obligations under this Agreement.  Executive further agrees that the non-disclosure provisions of Section 13 of his Employment Agreement and Section 23 of the Management Stockholder’s Agreement shall apply with respect to the payments and benefits hereunder.  Executive agrees not to make any disparaging comments about the Company or its subsidiaries and Affiliates (including the products and services of the Company or its subsidiaries and Affiliates), or any of their officers, directors, representatives, employees and agents.

8.                                      Severability and Governing Law.  In the event that any provision of this Agreement is deemed unenforceable, Executive agrees that a court of competent jurisdiction will have maximum authority, as permitted by law, to reform such provision and cause it to be enforceable.  The provisions in this Agreement are severable, and if any provision is determined to be prohibited or unenforceable in any jurisdiction, the remaining provisions will nevertheless be binding and enforceable.  This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

9.                                      Non-Admission.  Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that it violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive or otherwise.  The Released Parties expressly deny any such improper or illegal conduct.

10.                               Other Agreements, Survivability and Successorship.  Executive acknowledges that, except as noted in this paragraph or elsewhere in this Agreement, this Agreement is the entire agreement between the Company and Executive with respect to this subject matter.  Executive also acknowledges that he has not relied on any other representations or statements, written or oral, by the Released Parties or their employees or agents concerning the terms of this Agreement or any other matters not contained in this Agreement.  This Agreement is supplemental to and does not supersede, and incorporates any non-solicitation, non-compete, non-disclosure, or confidentiality agreement that Executive may have signed while employed with the Company.  This Agreement is also supplemental to and does not supersede the provisions in Executive’s Employment Agreement and the provisions in the Management Stockholder’s Agreement.  In the event of a conflict between the provisions of any agreement referenced in the two preceding sentences (“Prior Agreements”) and the provisions of this Agreement, the provisions of this Agreement will govern as to the subject matter hereunder.  The absence of a provision in either this Agreement or any Prior Agreement will not be deemed a conflict. In addition to this paragraph, the following paragraphs in this Agreement survive the termination of this Agreement: 2, 3, 4, 5, 6, 7, 8, 9, 11, and 12.

This Agreement inures to the benefit of any successors or assigns of the Company and Employee’s obligations apply equally to the Company and its successors and assigns.

11.                               Consideration and Remedy.    Executive acknowledges that, in addition to this paragraph, the following paragraphs are material provisions of this Agreement:  1, 2, 3, 4, 5, 6, 7, 8, 10, and 12 (collectively, the “Material Provisions”).  Executive further acknowledges that the first installment of $312,500.00 that will become payable to him under this Agreement is consideration (the “ADEA Consideration”) for his release and waiver in paragraph 2 of any claims, causes of action and demands of any kind arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA Released Claims”).  Executive also acknowledges that the remainder of the amount that will become payable to Executive as payments described in paragraph 1(a) of this Agreement are consideration (the “Other Consideration”) for (a) Executive’s release and waiver in paragraph 2 of any claims, causes of action and demands of any kind other than the ADEA Released Claims (the “Other Released Claims”) and (b) Executive’s obligations pursuant to the Material Provisions.  In the event of: (i) a breach or a threatened breach by Executive of any of the Material Provisions of this Agreement (excluding ADEA Released Claims); (ii) a challenge by Executive of the enforceability of this Agreement as to any of the Other Released Claims; (iii) the discovery by the Company on or after Executive’s Resignation Date that Executive has engaged in any act constituting Cause (as defined in Executive’s Employment Agreement) or (iv) a violation of any material Company policy on or before his Resignation Date, the Company will be entitled to immediately cease providing to Executive the Other Consideration and any other payments or benefits under this Agreement.  Notwithstanding the foregoing, the payments under this Agreement shall only terminate after written notice of such breach and if Executive has not cured such breach within ten (10) business days following the delivery of such notice.  Whether Executive has cured such breach shall be determined in the reasonable judgment of the Company Board of Directors.

12.                               Section 409A.  The provisions of Section 19.r. of Executive’s Employment Agreement are incorporated herein by reference.

13.                               Paragraph Headings.  The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions in this Agreement.

14.                               Review Period and Revocation.  Executive acknowledges that he was given 21 days to review this Agreement and the attached Exhibits B and C from the time he received them.  Executive acknowledges that the Company has made no promises to him other than those contained in this Agreement.  COMPANY HEREBY ADVISES EXECUTIVE TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.  Executive is further advised that he has 7 days after he signs this Agreement to revoke it by notifying the Company of such revocation in writing.  In the event Executive revokes this Agreement as specified in this paragraph, the Company will deem this Agreement to be void in its entirety, in which case neither party will be bound by its terms, and no payment will be made or benefit provided to him or retained by him under this Agreement.

Executive’s signature below indicates that he has carefully read, reviewed, and fully understands this Agreement. Executive acknowledges that his signature below constitutes a knowing and voluntary execution of this Agreement and Executive signs the Agreement of his own free will and it is his intention to be bound by its terms.

[Signatures on Following Page]

Dated this               day of January, 2013.

First Data Corporation

By:

Its:

First Data Holdings, Inc.

By:

Its:

Executive

Jonathan J. Judge

EXHIBIT A

(previously filed as Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 28, 2010)

EXHIBIT B

RESIGNATION DATE RELEASE

This is a Resignation Date Release (“the Release”) between                                                (“Executive”) and First Data Corporation (“FDC”) and First Data Holdings, Inc. or their subsidiaries or Affiliates (as defined in the Agreement) (individually and collectively referred to herein as “Company”).

1.                                      Payment.  In consideration of Executive’s execution of this Release, Executive will be paid serial payments as specified in paragraph 1(a) of the Agreement.  Except as specified in paragraph 3 below, Executive will not receive such payments if Executive revokes said Release within the seven-day period following its execution.

2.                                      Complete Release.  Executive agrees to and does knowingly and voluntarily release and discharge the Released Parties (defined in next paragraph) from any and all claims, causes of action and demands of any kind, whether known, or unknown, asserted or unasserted, which Executive has, ever has had, or ever in the future may have and which are based on acts or omissions occurring up to and including the date of this Agreement.  Included in the release set forth in the preceding sentence, without limiting its scope, are: (i) claims for attorney’s fees, costs or expenses; (ii) whistleblower and retaliation claims; (iii) claims for discrimination and/or harassment based on sex, age, race, religion, color, creed, disability, citizenship, national origin, ancestry, sexual orientation, or any other factor protected by federal, state, or local discrimination law such as Title VII of the Civil Rights Act of 1964, and the Age Discrimination in Employment Act of 1967, each as amended; (iv) claims for unpaid or withheld wages, severance, benefits, bonuses, incentive and/or other compensation of any kind; as well as (v) claims arising under any other federal, state or local employment or labor laws (e.g. Employee Retirement Income Security Act of 1974, wage and hour laws, etc.), and/or under contract or tort and which are related to or arising from Executive’s employment with the Company or the termination of that employment.  This release does not extend to (A) those rights which as a matter of law cannot be waived; (B) claims, causes of action or demands of any kind that may arise after the date this Agreement is executed and that are based on acts or omissions occurring after such date; or (C) claims for indemnification or contribution under any operative documents of the Company or its Affiliates, or claims for coverage under any D&O policy applicable to Executive.

3.                                      Period for Review and Consideration of Agreement.  Executive acknowledges that Executive was given at least 21 days to review this Release from the date Executive received it, and hereby is and was advised to review this Release with an attorney of Executive’s choice.  Executive is further advised that he has seven (7) days after executing this Release to revoke it by notifying FDC of such revocation in writing.  In the event Executive revokes this Release as specified above, this Release shall be void, in which case neither party shall be bound by its terms.  Executive understands that if he does not execute this Release or if he revokes the Release as specified above, Executive will not be entitled to the payments referred to in this Release, except as specified in the following sentence.  Executive acknowledges that the first serial payment is consideration for his release and waiver of any claim, causes of action and demands of any kind under the Age Discrimination in Employment Act of 1967, as amended and is not subject to forfeiture.  Executive fully understands all of the terms and conditions of this Release and has not relied on any other representations or statements, written or oral, by the Released Parties or their employees or agents concerning the terms of this Release or any other matters not contained herein.  Executive acknowledges that his signature below constitutes a knowing and voluntary execution of this Release and Executive executes the same of Executive’s own free will and it is Executive’s intention to be bound hereby.

[Signatures on Following Page]

Dated this day of , 2013.

EXECUTIVE

EXHIBIT C

Treatment of Equity Holdings under Terms of Agreement

This exhibit specifies the treatment of the Employee’s equity holdings.

It is acknowledged that terms of the existing Management Stockholder’s Agreement, Incentive Plan for Key Employees of First Data Corporation, Sale Participation Agreement and Stock Option Agreement shall remain in effect.  However, all terms specified in this exhibit shall supersede all terms contained in these agreements which may be contradictory.

Purchased Shares — 1,333,334 shares

•                  Purchased shares may be held indefinitely.  Call Rights may only be exercised by the Company with the consent of the Employee.

•                  Other than this exception, Purchased Shares remain subject to the terms of the existing agreements listed above.

Restricted Stock Awards (RSA’s)

Grant Date	# RSA/U Granted	Number of RSA to Vest on 3/31/14
3/8/2011	41,667	41,667
3/3/2012	166,667	111,111

•                  Currently held RSA’s are subject to cliff vesting at the later of 3 years from grant date or IPO.

•                  Per this agreement, terms of these RSA’s shall be modified such that pro rata vesting is credited as if Employee has remained employed through March 31, 2014.  At such time, vested shares — less those retained by the Company to cover required withholding taxes — shall be delivered to the Employee.

•                  Vesting to be credited as of March 31, 2014 for each RSA grant is shown in the above chart.

•                  Full vesting for March 8, 2011 grant.

•                  Pro rata vesting for March 3, 2012 grant shall be 24/36ths.

•                  Once shares are transferred to the Employee, they shall be subject to same terms as Purchased Shares.

Stock Options w/ Performance Vesting — 2,000,000 Options

•                  Currently held Performance Options are subject to performance vesting based on EBITDA attainment.

•                  Performance Options will continue to be held by the Employee until December 31, 2013.  At such time, the number of options which vest and/or are cancelled will be determined based on the below schedule.

•                  Any Performance Options which vest may be held until their expiration date of November 10, 2020.

•                  Call Rights on any vested Performance Options may only be exercised by the Company with the consent of the Employee.

EBITDA Achievement	Vesting %
$2.8 Billion	25%
$3.1 Billion	75%
$3.4 Billion	100%

Stock Options w/ Time Vesting

Grant Date	Options Granted	Vesting Terms	Strike Price	Number of Time Options Vested on 3/31/14	Expiration Date
11/10/2010	2,000,000	5 years	$3.00	1,333,333	11/10/2020
3/8/2011	83,333	3 years	$3.00	83,333	3/8/2021
3/3/2012	333,333	3 years	$3.00	222,222	3/3/2022

•                  Currently held Time Options are subject to ratable annual vesting over five or three years, as specified in the above chart.

•                  Per this agreement, terms of these Time Options shall be modified such that pro rata vesting will be earned as if the Employee has remained employed through March 31, 2014.

•                  Time Options which are not vested as of March 31, 2014 shall be cancelled.

•                  Vesting of each option grant as of March 31, 2014 is shown in the above chart.

•                  Pro rata vesting for November 10, 2010 grant shall be 40/60ths

•                  Full vesting for March 8, 2011 grant

•                  Pro rata vesting for March 3, 2012 grant shall be 24/36ths

•                  Vested Time Options may be held until their expiration date which is specified in the above chart.

•                  Call Rights on Time Options may only be exercised by the Company with the consent of the Employee.